Pricing Supplement dated July 20, 2003                        Rule #424(b)(3)
(To Prospectus dated July 15, 2002)                           File No. 333-90642

                                  ADVANTA CORP.

                          For use only by residents of:
          CA, CO, CT, DE, FL, GA, KS, MA, MD, MN, NJ, NY, OR, PA and UT

                            Advanta Investment Notes

                                                        ANNUAL
  TERM                     INTEREST RATE          PERCENTAGE YIELD *
  ----                     -------------          ------------------
  91 day                       1.24%                     1.25%
  6 month                      1.49%                     1.50%
  12 month                     3.44%                     3.50%
  18 month                     4.40%                     4.50%
  24 month                     5.59%                     5.75%
  30 month                     5.83%                     6.00%
  36 month                     6.06%                     6.25%
  48 month                     7.00%                     7.25%
  60 month                     7.93%                     8.25%

                            Minimum Investment $5,000

                    RediReserve Variable Rate Certificates**

                                                               ANNUAL
      TIER                      INTEREST RATE             PERCENTAGE YIELD**
      ----                      -------------             ------------------
 $100 to $4,999                         1.40%                        1.41%
 $5,000 to $24,999                      1.75%                        1.77%
 $25,000 to $49,999                     1.95%                        1.97%
 $50,000 plus                           2.05%                        2.07%

                            Minimum Investment $5,000


* The Annual Percentage Yield assumes all interest reinvested daily at the stated rate.

** The Annual Percentage Yield assumes all interest reinvested daily at the stated rate. The interest rate we pay on any particular RediReserve Certificate depends on the tier into which the holder's end-of-the-day balance falls. We will not pay interest on a RediReserve Certificate for any day on which the end-of-the-day balance is less than $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to outstanding RediReserve Certificates. We currently set the interest rates each Sunday and they are effective through Saturday. Interest rates for each one week period, currently commencing on Sunday, will be at least equal to the rate on the thirteen week U.S. Treasury Bill auctioned on the immediately preceding Monday less one percent (1%).

                  ADDITIONAL INFORMATION - RECENT DEVELOPMENTS

We file annual, quarterly and special reports, proxy statements and other information, including information about recent developments, with the SEC. You may read and copy any document we file at the following public reference room
maintained by the SEC at:       Judiciary Plaza
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549


You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's Internet website at http://www.sec.gov.

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED JULY 15, 2002, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 9 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES AND REDIRESERVE CERTIFICATES. THE NOTES AND REDIRESERVE CERTIFICATES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL OR PRIVATE ENTITY.

For More Information Call                         Utah Residents, Please Call
      1-800-223-7074                                     1-800-259-5862